Exhibit 3

Notification of dividend / distribution

Notification of dividend / distribution

Announcement Summary

Entity name

WESTPAC BANKING CORPORATION

Security on which the Distribution will be paid

WBC - ORDINARY FULLY PAID

Announcement Type

New announcement

Date of this announcement

Monday November 7, 2016

Distribution Amount

AUD 0.94000000

Ex Date

Monday November 14, 2016

Record Date

Tuesday November 15, 2016

Payment Date

Wednesday December 21, 2016

DRP election date

Wednesday November 16, 2016 17:00:00

Refer to below for full details of the announcement

Announcement Details

Part 1 - Entity and announcement details

1.1 Name of +Entity

WESTPAC BANKING CORPORATION

Registration Number

1.2 Registered Number Type	33007457141
ABN

1.3 ASX issuer code

WBC

1.4 The announcement is

New announcement

1.5 Date of this announcement

Monday November 7, 2016

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1.6 ASX +Security Code

WBC

ASX +Security Description

ORDINARY FULLY PAID

Part 2A - All dividends/distributions basic details

2A.1 Type of dividend/distribution

Ordinary

2A.2 The Dividend/distribution:

relates to a period of six months

2A.3 The dividend/distribution relates to the financial reporting or payment period ending ended/ending (date)

Friday September 30, 2016

2A.4 +Record Date

Tuesday November 15, 2016

2A.5 Ex Date

Monday November 14, 2016

2A.6 Payment Date

Wednesday December 21, 2016

2A.7 Are any of the below approvals required for the dividend/distribution before business day 0 of the timetable?

•                  Security holder approval

•                  Court approval

•                  Lodgement of court order with +ASIC

•                  ACCC approval

•                  FIRB approval

•                  Another approval/condition external to the entity required before business day 0 of the timetable for the dividend/distribution.

No

2A.8 Currency in which the dividend/distribution is made (“primary currency”)

AUD - Australian Dollar

2A.9 Total dividend/distribution payment amount
per +security (in primary currency) for all
dividends/distributions notified in this form

AUD 0.94000000

2A.10 Does the entity have arrangements
relating to the currency in which the
dividend/distribution is paid to securityholders
that it wishes to disclose to the market?

Yes

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2A.11 Does the entity have a securities plan for
dividends/distributions on this +security?

We have a Dividend/Distribution Reinvestment Plan (DRP)

2A.11a If the +entity has a DRP, is the DRP applicable to this dividend/distribution? Yes	2A.11a(i) DRP Status in respect of this dividend/distribution Full DRP

2A.12 Does the +entity have tax component
information apart from franking?

Yes

Part 2B - Currency Information

2B.1 Does the entity default to payment in certain currencies dependent upon certain attributes such as the banking instruction or registered address of the +securityholder? (For example NZD to residents of New Zealand and/or USD to residents of the U.S.A.).

Yes

2B.2 Please provide a description of your currency arrangements

Details of dividend payment options for Westpac Ordinary Fully Paid Shares are available in Westpac’s Investor Centre at http://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-payment/ .

2B.2a Other currency/currencies in which the dividend/distribution will be paid:

GBP - Pound Sterling	GBP
NZD - New Zealand Dollar	NZD

2B.2b Please provide the exchange rates used for non-primary currency payments

Not known at date of this announcement.

2B.2c If payment currency equivalent and exchange rates not known, date for information to be released	Estimated or Actual? Actual
Wednesday December 21, 2016

2B.3 Can the securityholder choose to receive a currency different to the currency they would receive under the default arrangements?

No

Part 3A - Ordinary dividend/distribution

3A.1 Is the ordinary dividend/distribution estimated at this time?	3A.1a Ordinary dividend/distribution estimated amount per +security
No	AUD

3A.1b Ordinary Dividend/distribution amount per
security

AUD 0.94000000

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3A.2 Is the ordinary dividend/distribution franked? Yes	3A.2a Is the ordinary dividend/distribution fully franked? Yes

3A.3 Percentage of ordinary dividend/distribution that is franked 100.0000%	3A.3a Applicable corporate tax rate for franking credit (%) 30.0000%

3A.4 Ordinary dividend/distribution franked amount per +security AUD 0.94000000	3A.5 Percentage amount of dividend which is unfranked 0.0000%

3A.6 Ordinary dividend/distribution unfranked amount per +security excluding conduit foreign income amount AUD 0.00000000

3A.7 Ordinary dividend/distribution conduit
foreign income amount per security

AUD 0.00000000

Part 3E - Other - distribution components / tax

3E.1 Please indicate where and when information about tax components can be obtained (you may enter a url).

A New Zealand imputation credit of NZD 0.07 per Westpac Ordinary Fully Paid Share will attach to the dividend.

Part 4A - +Dividend reinvestment plan (DRP)

4A.1 What is the default option if +security holders do not indicate whether they want to participate in the DRP?

Do not participate in DRP (i.e. cash payment)

4A.2 Last date and time for lodgement of election notices to share registry under DRP Wednesday November 16, 2016 17:00:00	4A.3 DRP discount rate 0.0000%

4A.4 Period of calculation of reinvestment price Start Date Friday November 18, 2016	End Date Thursday December 1, 2016

4A.5 DRP price calculation methodology

The average of the daily volume weighted average market price per Westpac Ordinary Fully Paid Share sold on the ASX and Chi-X during the 10 trading days commencing November 18, 2016, with no discount.

4A.6 DRP Price (including any discount): AUD	4A.7 DRP +securities +issue date Wednesday December 21, 2016

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4A.8 Will DRP +securities be a new issue? Yes	4A.8a Do DRP +securities rank pari passu from +issue date? Yes

4A.9 Is there a minimum dollar amount or number of +securities required for DRP participation?

No

4A.10 Is there a maximum dollar amount or number of +securities required for DRP participation?

No

4A.11 Are there any other conditions applying to DRP participation?

Yes

4A.11a Conditions for DRP participation

Participation in the DRP is restricted to shareholders who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand.

4A.12 Link to a copy of the DRP plan rules

https://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-reinvestment-plan/

4A.13 Further information about the DRP

http://www.westpac.com.au/about-westpac/investor-centre/

Part 5 - Further information

5.1 Please provide any further information applicable to this dividend/distribution

5.2 Additional information for inclusion in the Announcement Summary

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